Corporate Capital Trust, Inc N-2
Exhibit 2(n)(3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Corporate Capital Trust, Inc.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of Corporate Capital Trust, Inc. and subsidiaries (the “Company”), including the consolidated schedules of investments, as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in net assets, and cash flows for the years ended December 31, 2012 and 2011 and for the period from June 9, 2010 (inception) to December 31, 2010, and the consolidated financial highlights for the year ended December 31, 2012 and for the period from June 17, 2011 (commencement of operations) to December 31, 2011, and have issued our report on those financial statements and financial highlights dated March 18, 2013. Such financial statements and financial highlights and our report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and in the Registration Statement on Form N-2 (the “Prospectus”).

In our opinion, the information set forth under the heading “Senior Securities” as of December 31, 2012 and December 31, 2011, appearing in the Prospectus, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

San Francisco, California
June 21 , 2013